Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-63912 of Jack Henry & Associates, Inc. on Form S-8 of our report dated June 26, 2015 relating to the financial statements and financial statement schedules of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan appearing in this Annual Report on Form 11-K of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 26, 2015